Michael G. Magnusson
Chief Executive Officer
(650) 340-1888
AeroCentury Corp. Signs Agreement to Acquire JetFleet Holding Corp.

BURLINGAME, California, October 31, 2017 -- AeroCentury Corp. (NYSE American: ACY), (the "Company" or "AeroCentury") an independent aircraft leasing company, today announced that a definitive Agreement and Plan of Merger ("Merger Agreement") for the acquisition by AeroCentury of JetFleet Holding Corp. ("JHC") was signed on October 26, 2017.  JHC is the parent of JetFleet Management Corp. ("JMC"), which has managed the Company's operations and aircraft portfolio since AeroCentury's founding in 1997.  The current management agreement between JMC and the Company was entered into in 2015 and has a term ending in 2025.

Under the Merger Agreement, JHC shareholders are to receive $3.5 million in cash and 129,286 shares of the Company's Common Stock, subject to various adjustments at closing, in return for all the outstanding capital stock of JHC.  The closing of the acquisition is expected to occur in the first quarter of 2018, and is subject to satisfaction of certain conditions customary for merger transactions. Until the closing, AeroCentury and JHC will operate as separate businesses.

Once the acquisition is consummated, JHC will become a wholly-owned subsidiary of the Company, thereby consolidating the Company's current management team at JHC with the Company's aircraft portfolio into one enterprise. The Company expects to account for the acquisition using the acquisition method of accounting, whereby the purchase price will be allocated to the assets acquired and liabilities assumed based on their respective fair values as of the acquisition date.  For accounting purposes, the Company expects to record a settlement loss related to its existing obligations under the management agreement with JMC at the time of acquisition in an amount equal to a substantial portion of the purchase consideration to be paid in the Merger.  However, the Company believes that the acquisition provides the potential for the Company to lower its overall management costs, and thus be accretive to shareholders in the long term.

Michael G. Magnusson, CEO of AeroCentury, stated, "We believe this acquisition marks a significant milestone in AeroCentury's growth.  Importantly, elimination of the third-party management structure will improve visibility into our performance, and that is expected to enhance AeroCentury's attractiveness to capital sources needed to fuel its future growth."

"The independent members of AeroCentury's Board of Directors were unanimous in their support for the acquisition, and believe that the transaction will yield significant strategic and financial benefits for the combined company," said Evan M. Wallach, AeroCentury Chairman of the Board.

Toni M. Perazzo, President of JHC and JMC, remarked, "The merger of JHC and AeroCentury represents a mutually beneficial evolution of the long-standing working relationship between AeroCentury and JHC." She continued, "As a result of the Merger, JHC shareholders will gain liquidity in their capital investment in JHC, as they will receive cash and freely tradable shares of AeroCentury Common Stock in return for their JHC stock."

Under the Merger Agreement, one of the conditions to consummation of the acquisition is the issuance of a permit ("California Permit") for the transaction from the State of California Department of Business Oversight, following a fairness hearing pursuant to Section 25142 of the California Corporations Code, held to determine whether the transaction's terms and conditions are fair to the JHC shareholders.  Issuance of the California Permit will then allow the transaction to be exempt from federal securities registration under Section 3(a)(10) of the Securities Act.

The Board of Directors of each of JHC and AeroCentury approved their corporation's entry into the Merger Agreement, with the respective independent directors on both boards voting unanimously for the Merger. Duff & Phelps, LLC served as financial advisor to AeroCentury's independent directors in connection with the Merger.

Under the terms of the Merger Agreement, the transaction must be approved by shareholders holding a majority of the outstanding capital stock of JHC, as well as a majority of the JHC capital stock not beneficially owned by Ms. Perazzo.  Such JHC shareholder approval will be solicited by written consent immediately after issuance of the California Permit.  No AeroCentury stockholder vote will be required for the acquisition.

About AeroCentury: AeroCentury is a global aircraft operating lessor and finance company specializing in leasing regional jet and turboprop aircraft and related engines. The Company's aircraft and engines are leased to regional airlines and commercial users worldwide.

About JHC:  JetFleet Holding Corp.'s wholly owned subsidiary, JetFleet Management Corp., is an asset management company specializing in regional aircraft assets.

Forward Looking Statements

This press release contains forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.  All statements in this press release other than statements that are purely historical are forward-looking statements.  Forward-looking statements in this press release include, without limitation, statements regarding (a) the consummation of the Company's acquisition of JHC, (b) any future potential cost savings or accretion resulting from the acquisition, (c) any effect of the acquisition on the Company's ability to raise capital, and (d) liquidity in the Company's common stock in the future.  The Company's beliefs, expectations, forecasts, objectives and strategies for the future are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results  to differ materially from the results contemplated by the forward-looking statements, including but not limited to (a) the failure of the acquisition to be consummated, as a result of the failure of conditions precedent or otherwise, (b) the Company's inability to perform the management services previously performed by JMC at a cost less than the fees that would otherwise be payable pursuant to the management agreement, (c) the Company's inability to raise capital on attractive terms, or at all, and (d) limited trading volume in the Company's stock. The forward-looking statements in this press release and the Company's future results of operations are subject to additional risks and uncertainties set forth under the heading "Factors that May Affect Future Results" in documents filed by the Company with the Securities and Exchange Commission, including the Company's quarterly reports on Form 10-Q and the Company's latest annual report on Form 10-K, and are based on information available to the Company on the date hereof. The Company does not intend, and assumes no obligation, to update any forward-looking statements made in this press release. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release.

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